Exhibit 11

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

October 8, 2010

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, Illinois  60062

Ladies and Gentlemen:

We have acted as counsel to Frontegra Funds, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Company of shares of common stock, $0.01 par value, (the “Shares”) of the Class L shares of the Frontegra Phocas Small Cap Value Fund (the “Fund”), a series of the Company, in connection with the proposed reorganization of the Phocas Small Cap Value Fund, a series of Advisors Series Trust, into the Fund, pursuant to an agreement and plan of reorganization (the “Agreement”).

We have examined:  (a) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein), (b) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.  In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents.  We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and will be validly issued, fully paid and non-assessable by the Company when issued upon the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and applicable state securities laws.

Our opinion relates only to applicable federal laws and the laws of the State of Maryland and we express no opinion as to the laws of any other jurisdiction.  With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  Thus, for purposes of our opinion, we have assumed, without any independent investigation, that there is no difference between the laws of the State of Maryland and the laws of the State of Wisconsin that would affect our opinion as set forth above.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

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Frontegra Funds, Inc.

October 8, 2010

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.